Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-16927, No. 33-90398, No. 333-59981, No. 333-57266, No. 333-104065 and No. 333-118579) of Reuters Group PLC of our report dated 10 March 2006, relating to the financial statements which appear in this Annual Report on Form 20-F for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP
London, England
March 17, 2006